Exhibit 5.1

January 28, 2019

Regions Financial Corporation,

    1900 Fifth Avenue North,

        Birmingham, Alabama 35203.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 principal amount of 3.800% Senior Notes due 2023 (the “Securities”) of Regions Financial Corporation, a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and the Supplemental Indentures under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Regions Financial Corporation	- 2 -

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities, dated January 23, 2019. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN AND CROMWELL LLP